Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Wayne Bradshaw,CEO
Media Inquiries:
Tanya Victor
323.556.3259
www.broadwayfederalbank.com

BROADWAY FEDERAL BANK APPOINTS

NORMAN BELLEFEUILLE CHIEF LOAN OFFICER

LOS ANGELES, CA –July 16, 2012—Broadway Financial Corporation (“Company”) (NASDAQ Small Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank” or “Broadway”), today announced that it has appointed Norman (Sandy) Bellefeuille as the Company’s Chief Loan Officer (CLO) of the Bank.

Wayne-Kent Bradshaw, President and CEO, said, “Sandy Bellefeuille brings extensive commercial real estate lending and loan work-out experience. His tenure as CLO for Redlands Federal and Family Savings Bank, along with his recent Luther Burbank wholesale experience, makes him ideal for both the competitive and community-focused needs that are essential for the success of Broadway.”

Bellefeuille is a thirty-five year banking industry veteran, specializing in lending and real estate. He has managed diversified, small and large loan portfolios through both economic expansions and recessions. With a commitment to technology and efficiency, he is a profit oriented manager recognized for his ability to successfully create and implement new products and efficient delivery systems. Bellefeuille has effected significant reductions in operating expenses and loan delinquency, while increasing loan productivity.

Bellefeuille has been active in the community, including the American Heart Association, the Redlands Board of Realtors, Los Cabos Association of Realtors, Redlands Chamber of Commerce, Rotary Club of Redlands, Redlands YMCA, and the Redlands Area United Way.

About Broadway Financial Corporation

Broadway Federal Bank is a 65-year-old community oriented savings bank, which primarily originates residential and commercial mortgage loans in the greater Los Angeles area. The Bank operates three full service branches, two in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd, Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

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